Exhibit 10.93

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), is made and entered into as of this 5th day of October, 2015 (the “Effective Date”), among Twinlab Consolidated Holdings, Inc., a Nevada corporation (the “Company”), Golisano Holdings LLC, a New York limited liability company (the “Investor”), and Thomas A. Tolworthy, Little Harbor, LLC, Great Harbor Capital, LLC and the David L. Van Andel Trust U/A dated November 30, 1993 (collectively, the “Key Holders”).

RECITALS

A.           Concurrently with the execution of this Agreement, the Company and the Investor are entering into a Securities Purchase Agreement (the “Purchase Agreement”) which provides for the sale to the Investor of 88,711,241 shares of the Company’s Common Stock, par value $.001 (the “Common Stock”) and a Contingent Adjustment Warrant (the “Warrant”).

B.           As of the date hereof, the Key Holders own in the aggregate 164,559,926 shares of Common Stock, which immediately following the closing of the transactions contemplated by the Purchase Agreement represents in the aggregate 55.664% of the total issued and outstanding shares of Common Stock.

C.           As a condition to the willingness of the Investor to enter into the Purchase Agreement and to consummate the transactions contemplated thereby, the Investor has required that the Key Holders agree, and in order to induce the Investor to enter into the Purchase Agreement, the Key Holders have agreed, to enter into this Agreement with respect to all the shares of Common Stock now owned by them and which they may hereafter acquire (including through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise) and any other securities, if any, which they are currently entitled to vote, or after the date hereof become entitled to vote, at any meeting of the stockholders of the Company (all such shares and any other securities shall collectively be referred to herein as the “Shares”).

NOW, THEREFORE, the parties agree as follows:

1.           Voting.

1.1          Authorized Shares and Other Votes. Each Key Holder agrees in favor of the Investor to vote, or cause to be voted, all Shares at any meeting of the stockholders of the Company, however called, and in any action by written consent of the Company’s stockholders: (a) in favor of increasing the number of authorized shares of Common Stock of the Company to a sufficient number of shares of Common Stock as may be required at any time in order for the Company to issue all of the Warrant Shares (as defined in the Warrant) as may be purchased at any time by the Investor (or its successors or assigns) pursuant to the Warrant; and (b) against any proposal or any other corporate action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Warrant or which could result in any of the conditions to the Company’s obligations under the Warrant not being fulfilled. The Key Holders acknowledge receipt and review of a copy of the Warrant.

1.2          Size of the Board. For so long as the Investor continues to own beneficially at least ten percent (10%) of the outstanding shares of Common Stock of the Company (including shares of Common Stock issued or issuable upon exercise of the Warrant), each Key Holder agrees in favor of the Investor to vote, or cause to be voted, all Shares owned by such Key Holder, or over which such Key Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board of Directors of the Company (the “Board”) shall be set and remain at seven (7) directors from the Effective Date and continuing thereafter until December 31, 2015, and shall be set and remain at six (6) directors from January 1, 2016 and thereafter.

1.3          Board Composition. For so long as the Investor continues to own beneficially at least ten percent (10%) of the outstanding shares of Common Stock of the Company (including shares of Common Stock issued or issuable upon conversion of warrants), each Key Holder agrees in favor of the Investor to vote, or cause to be voted, all Shares owned by such Key Holder, or over which such Key Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, two persons designated by the Investor (each an “Investor Designee” and collectively the “Investor Designees”), shall be elected to the Board. One of the initial Investor Designees shall be B. Thomas Golisano and the other will be appointed by the Investor at a later date.

1.4          Failure to Designate Board Members. In the absence of any designation from the Investor as specified above, the directors previously designated by the Investor and then serving as the Investor Designees shall be reelected if still eligible to serve as provided herein.

1.5          Removal of Board Members. Each Key Holder also agrees in favor of the Investor to vote, or cause to be voted, all of its Shares at all times, in whatever manner as shall be necessary to ensure that:

(a)          no director elected pursuant to Section 1.3 of this Agreement may be removed from office unless (i) such removal is directed or approved by the affirmative vote of the Investor; or (ii) the Investor is no longer so entitled to designate or approve such director;

(b)          any vacancies created by the resignation, removal or death of a director elected pursuant to Section 1.3 shall be filled pursuant to the provisions of this Section 1.5; and

(c)          upon the request of the Investor to remove the Investor Designee as director, such Investor Designee shall be removed.

The Key Holders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of the Investor to call a special meeting of stockholders for the purpose of electing directors.

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.6          No Liability for Election of Recommended Directors. Neither the Investor, nor any Affiliate of the Investor, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall the Investor have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2.           Remedies.

2.1          Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

2.2          Irrevocable Proxy and Power of Attorney. The Key Holders hereby constitute and appoint as the proxies of the Key Holders, and each hereby grants a power of attorney to the President of the Company, and a designee of the Investor, and each of them, with full power of substitution, with respect to the matters set forth herein, including, without limitation, amending the Company’s Articles of Incorporation to increase the number of shares of the Company’s authorized Common Stock in accordance with Section 1.1, establishing the size of the Board in accordance with Section 1.2 and electing the Investor Designees to the Board in accordance with Section 1.3 hereto, and hereby authorizes each of them to represent and vote, if and only if the Key Holder fails to vote, or  attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Investor in connection with the transactions contemplated by the Purchase Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 4 hereof. Each Key Holder hereby revokes any and all previous proxies or powers of attorney with respect to its Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 4 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

2.3          Specific Enforcement. The Key Holders acknowledge and agree that the Investor will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the Key Holders in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that the Investor shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

2.4          Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to the Investor shall be cumulative and not alternative.

3.           Representations and Warranties of Key Holders. Each Key Holder hereby represents and warrants, severally but not jointly, to the Company and the Investor as follows:

3.1          Authority Relative to this Agreement. Such Key Holder has all necessary power and authority to execute and deliver this Agreement, to perform his or its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Key Holder and constitutes a legal, valid and binding obligation of such Key Holder, enforceable against such Key Holder in accordance with its terms, except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereafter in effect relating to, or affecting generally, the enforcement of creditors’ and other obligees’ rights and (b) where the remedy of specific performance or other forms of equitable relief may be subject to certain equitable defenses and principles and to the discretion of the court before which the proceeding may be brought.

3.2          No Conflict.

(a)          The execution and delivery of this Agreement by such Key Holder does not, and the performance of this Agreement by such Key Holder shall not, (i) conflict with or violate any federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree applicable to such Key Holder or by which its Shares are bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares owned by such Key Holder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Key Holder is a party or by which such Key Holder or the Shares owned by such Key Holder is bound.

(b)          The execution and delivery of this Agreement by such Key Holder does not, and the performance of this Agreement by such Key Holder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity by such Key Holder, other than an amendment to each Key Holder’s Statement on Schedule 13D disclosing the execution of this Agreement.

3.3          Title to the Stock. As of the date hereof, such Key Holder is the owner of the number of Shares set beneath its name on the signature page hereto and is entitled to vote such Shares, without restriction, on all matters brought before the Company’s stockholders. Those Shares are all the securities of the Company owned, either of record or beneficially, by such Key Holder. Such Shares are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on such Key Holder’s voting rights, charges and other encumbrances of any nature whatsoever; provided that, as of the date hereof 4,333,348 shares of Common Stock held by Tolworthy are subject to vesting and 9,306,898 shares of Common Stock held by Tolworthy may be surrendered to the Company in order to establish a stock incentive plan for directors and employees. Such Key Holder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of its Shares.

4.           Term. This Agreement shall be effective as of the date hereof and shall continue in effect until terminated in accordance with Section 5.7 below or the first date that the Investor is no longer entitled to elect the Investor Designees as directors of the Company in accordance with the terms hereof.

5.           Miscellaneous.

5.1           Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a Key Holder and a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 5.1. Each certificate or instrument representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be notated by the Company with the legend set forth in Section 5.11.

5.2           Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.3           Governing Law. This Agreement shall be governed by the internal law of the State of New York except to the extent that the corporate laws of the State of Nevada otherwise apply.

5.4           Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.5           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.6           Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth in the following sentence or to such address as subsequently modified by written notice given in accordance with this Section 5.6. If notice is given to the Company, a copy shall also be sent to TWINLAB CONSOLIDATED HOLDINGS, INC., 632 Broadway, Suite 201, New York, NY 10012, Attention: Richard H. Neuwirth, Chief Legal Officer, and if notice is given to the Investor to GOLISANO HOLDINGS LLC, One Fisher Road, Pittsford, NY 14534, Attention: B. Thomas Golisano, Member, and a copy shall also be given to Woods Oviatt Gilman LLP, 700 Crossroads Building, 2 State Street, Rochester, NY 14614, Attention: Gordon E. Forth, Esq. Facsimile (585) 987-2901.

5.7           Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; (b) the Key Holders; and (c) the Investor. Notwithstanding the foregoing, any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party.

5.8           Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.9           Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.10         Entire Agreement. This Agreement (including the Exhibits and other attachments hereto), and the other Golisano Investment Documents (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

5.11         Share Certificate Legend. Each certificate or instrument representing any Shares issued after the date hereof shall be notated by the Company with a legend reading substantially as follows:

“The Shares REPRESENTED hereby are subject to a Voting Agreement, AS MAY BE AMENDED FROM TIME TO TIME, (a copy of which may be obtained upon written request from the Company), and by accepting any interest in such Shares the person accepting such interest shall be deemed to agree to and shall become bound by all the provisions of that Voting Agreement, including certain restrictions on transfer and ownership set forth therein.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates or instruments evidencing the Shares issued after the date hereof to be notated with the legend required by this Section 5.11 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of such Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates or instruments evidencing the Shares to be notated with the legend required by this Section 5.11 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

5.12         Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any Person (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be notated with the legend set forth in Section 5.11.

5.13         Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

5.14         Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

5.15         Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the District of Western New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of NY or the United States District Court for the District of Western New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

Waiver of Jury Trial: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

COMPANY:

TWINLAB CONSOLIDATED HOLDINGS INC.

By:	/s/ Thomas A. Tolworthy
Name:	Thomas A. Tolworthy
Title:	President and Chief Executive Officer

Address:	632 Broadway, Suite 201
New York, NY 10012

KEY HOLDERS:

Signature:	/s/ Thomas A. Tolworthy
Thomas A. Tolworthy

No. of Shares: 39,000,000

Address:	C/O Twinlab Corporation
632 Broadway, Suite 201
New York, NY 10012

Little Harbor, LLC

By:	/s/ Mark Bugge
Name:	Mark Bugge
Title:	Secretary

No. of Shares: 33,168,948

Address:	3133 Orchard Vista Drive SE
Grand Rapids, MI 49546

GREAT Harbor CAPITAL, LLC

By:	/s/ Mark Bugge
Name:	Mark Bugge
Title:	Secretary

No. of Shares: 48,332,266

Address:	3133 Orchard Vista Drive SE
Grand Rapids, MI 49546

[SIGNATURE PAGE NO.1 TO VOTING AGREEMENT]

David L. Van Andel Trust U/A dated November 30, 1993

By:	/s/ David L. Van Andel
Name:	David L. Van Andel
Title:

No. of Shares: 34,791,814

Address:	3133 Orchard Vista Drive SE
Grand Rapids, MI 49546

Accepted and Agreed

INVESTOR:

GOLISANO HOLDINGS LLC

By:	/s/ B. Thomas Golisano
Name:	B. Thomas Golisano
Title:	Member

Address:	C/o Fishers Asset Management
1 Fishers Road
Pittsford, NY 14534
Facsimile: (585) 340-1202

[SIGNATURE PAGE NO.2 TO VOTING AGREEMENT]

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on ___________________, 20__, by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of [_____ __, 20___] (the “Agreement”), by and among the Company and certain of its stockholders referred to therein as Key Holders (as such Agreement may be amended or amended and restated hereafter) in favor of Golisano Holdings LLC, a New York limited liability company. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1          Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”) or options, warrants, or other rights to purchase such Stock (the “Options”), for one of the following reasons (Check the correct box):

☐	As a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” for all purposes of the Agreement.

☐	As a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” for all purposes of the Agreement.

☐	In accordance with Section 5.1 of the Agreement, as a new party who is not a new Investor, in which case Holder will be a deemed a “Key Holder” for all purposes of the Agreement.

1.2          Agreement. Holder hereby (a) agrees that the Stock and Options, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3          Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER: ___________________________________	ACCEPTED AND AGREED:

By: __________________________________________	TWINLAB CONSOLIDATED HOLDINGS, INC.
Name and Title of Signatory

Address: ______________________________________	By:

______________________________________________	Title:

Facsimile Number: ______________________________